Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Oriental Financial Group Inc.:
We consent to the incorporation by reference in this registration statement on Form S-3 of Oriental Financial Group Inc. (the Group) of our reports dated March 16, 2009, with respect to the consolidated statements of financial condition of the Group as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Group and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the aforementioned consolidated financial statements refers to the Group’s change in the method for evaluating prior year misstatements effective January 1, 2006.
/s/ KPMG LLP
San Juan, Puerto Rico
July 30, 2009
Stamp No. 2446099 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report